Exhibit 99.1

                   HIGHLANDS BANKSHARES ANNOUNCES SECOND QUARTER RESULTS

Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the second quarter of 2005.

Highlands Bankshares' second quarter 2005 operations produced net income of $918,000 compared to $797,000 for the second quarter of 2004. This is an increase of 15.18% compared to the second quarter of 2004, and is the highest quarterly income in Highlands' history. Net income for the second quarter of 2005 produced an annualized return on average assets (ROAA) of 1.18% compared to an ROAA of 1.06% for the same period in 2004. Annualized return on average equity was 11.27% compared to 10.31% ROAE for the second quarter of 2004.

Income year-to-date in 2005 for Highlands Bankshares is $1,767,000 compared to $1,509,000 for the first six months of 2004, an increase of 17.10%. ROAA year to date, on an annualized basis, is 1.16% and ROAE year to date, on an annualized basis, is 11.27%.

Total assets have increased 3.78% from December 31, 2004 and total $311,337,000 at June 30, 2005.

During the quarter Highlands paid dividends to its shareholders of 20 cents per share.

Commenting on the second quarter results, Butch Porter, President and Chief Executive Officer said, "I am happy to announce robust second quarter earnings for Highlands, and am pleased with the continuing trend in strong earnings. Return on both assets and equity continues to increase as the efforts over the past eighteen months to manage our balance sheet toward greater profitability continues to show fruition in the form of increased return for our shareholders. Continuing this trend of growth in profitability will remain a challenge for Highlands as competition for both loans and deposits continues to have an impact. However, even with the challenges presented by the increased competition, with sustained efforts toward continued growth of loan balances and the ongoing efforts of the staff of Highlands and its subsidiaries toward efficient operations, we look forward to a successful remainder of 2005."

Highlands Bankshares Inc. is a financial holding company operating 9 banking locations in West Virginia and Virginia through its two wholly owned subsidiary banks, The Grant County Bank and Capon Valley Bank and insurance services through its wholly owned subsidiary HBI Life Insurance Company.

Certain statements in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.